Press Release

Exhibit 99.37

Contacts:

Financial:	Steve Hildebrand	Media:	Fred Fleischner
Chief Financial Officer	Vice President -
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Executive Director
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS FIRST QUARTER 2007 RESULTS

Tulsa, Oklahoma, April 26, 2007: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the first quarter ended March 31, 2007. Total revenue was a first quarter record of $398.0 million, up 10.4 percent from the comparable 2006 quarter. The net income for the 2007 quarter was $5.2 million, or $0.21 per diluted share, compared to $21.8 million, or $0.84 per diluted share for the comparable 2006 quarter. The decrease in first quarter net income year over year included $0.37 per share of unfavorable change in fair value of derivatives and $0.06 per share of first quarter 2007 transition costs related to the outsourcing of information technology services and call center operations.

Non-GAAP earnings per diluted share were $0.40 for the 2007 first quarter and were further negatively impacted by $0.06 per share of outsourcing transition costs as compared to $0.66 of non-GAAP earnings per diluted share for the 2006 first quarter. A reconciliation of non-GAAP to GAAP results is included in Table 3. Non-GAAP net income excludes the impact of the (increase) decrease in fair value of derivatives, net of related tax impact, from the reported GAAP net income.

For the 2007 first quarter, vehicle rental revenues were $370.6 million, a 12.1 percent increase over the 2006 first quarter as a result of an 11.0 percent increase in revenue per day and a 0.9 percent increase in rental days.

“A very strong pricing environment continued in the quarter helping to offset significantly higher vehicle depreciation and interest costs as compared to the prior year. Total rental days were up slightly driven by franchise acquisitions; however, same store rental days were down 5.4 percent, largely due to our efforts to increase revenue per day,” said Gary L. Paxton, President and Chief Executive Officer.

So far in 2007, the Company has added another 3,500 cars to the corporate rental fleet through its franchise acquisition program by acquiring eight Thrifty franchises and one Dollar franchise. Most notably, the Company acquired the Thrifty Car Rental franchises in Seattle and Portland and the Company also acquired the Thrifty Car Rental franchise in Pittsburgh. The Company will continue to acquire franchise operations as they become available at values that meet return on investment goals.

Because of the Company’s review of strategic alternatives and related discussions, the Company did not buy back shares during the first quarter. The Company has $188.7 million of remaining authorization available through December 31, 2008.

Outlook

“Early into 2007, revenue per day has been strong and the travel environment remains stable,” Paxton said. “Challenges in front of us include significantly higher vehicle depreciation costs and higher vehicle financing costs. We estimate depreciation costs per vehicle will increase about 25 percent in 2007 based on higher program vehicle depreciation rates, lower purchase incentives and our expectation of a stable used car market. We have now achieved year over year revenue per day increases for the last six quarters. We are optimistic that we can continue to achieve strong revenue per day growth in 2007 to help us overcome these increases in vehicle costs. We will continue to assess and manage the balance between revenue per day increases and the corresponding effects on volume to optimize our results.”

For the full year, the Company is planning for a 7 to 9 percent increase in revenue per day and for same store rental days to be flat to down slightly as compared to 2006. Total rental days, which include the impact of acquisitions, are planned to increase in the range of 4 to 5 percent. Based on those factors, along with other assumptions, the Company is maintaining the current estimate for 2007 non-GAAP earnings per share in the range of $2.50 to $2.90 which excludes the impact of any increases or decreases in fair value of derivatives. The Company continues to expect year-over-year comparisons to be more significantly impacted in the first half of the year by higher vehicle depreciation cost increases, higher vehicle financing cost increases and outsourcing transition costs. The Company expects second quarter results to be below the previous year primarily as a result of these more significant first half cost increases.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. first quarter 2007 earnings conference call will be held on Thursday, April 26, 2007, at 10:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 800-779-9100 (domestic) or 210-234-0014 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through May 10, 2007, by calling 800-873-2051 (domestic) or 402-220-5370 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The Company's more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total revenues
	2007	2006	2007	2006

Revenues:
Vehicle rentals	$370,568	$330,695	93.1%	91.7%
Vehicle leasing	8,105	12,457	2.0%	3.5%
Fees and services	10,832	12,534	2.7%	3.5%
Other	8,458	4,876	2.2%	1.3%

Total revenues	397,963	360,562	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	201,437	186,047	50.6%	51.6%
Vehicle depreciation and lease charges, net	93,283	65,062	23.4%	18.0%
Selling, general and administrative	65,301	61,998	16.4%	17.2%
Interest expense, net	19,070	16,105	4.8%	4.5%

Total costs and expenses	379,091	329,212	95.2%	91.3%

(Increase) decrease in fair value of derivatives	7,793	(7,916)	2.0%	(2.2%)

Income before income taxes	11,079	39,266	2.8%	10.9%

Income tax expense	5,917	17,460	1.5%	4.9%

Net income	$5,162	$21,806	1.3%	6.0%

Earnings per share:
Basic	$0.22	$0.87
Diluted	$0.21	$0.84

Weighted average number
of shares outstanding:
Basic	23,248,966	25,059,661
Diluted	24,304,626	26,103,811

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended
	March 31, 2007

OPERATING DATA:
Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	109,114
% change from prior year	3.2%
Number of rental days	8,172,820
% change from prior year	0.9%
Vehicle utilization	83.2%
Percentage points change from prior year	(1.9) p.p.
Average revenue per day	$45.34
% change from prior year	11.0%
Monthly average revenue per vehicle	$1,132
% change from prior year	8.5%

Same Store Vehicle Rental Data:
(excludes franchise acquisitions)

Average number of vehicles operated	102,052
% change from prior year	(3.5%	)
Number of rental days	7,662,194
% change from prior year	(5.4%	)

Vehicle Leasing Data:

Average number of vehicles leased	5,419
% change from prior year	(40.0%	)
Monthly average revenue per vehicle	$499
% change from prior year	8.5%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 7
Non-vehicle capital expenditures (excludes acquisitions)	12
Franchise acquisitions	20
Cash paid for income taxes	3

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2007	2006	2006

	(Unaudited)

Cash and cash equivalents	$185	$256	$192
Restricted cash and investments	110	461	390
Revenue-earning vehicles, net	2,852	2,697	2,624

Total debt (all vehicle debt)	2,679	2,869	2,744
Stockholders' equity	653	691	648

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Net Income

Non-GAAP Net Income excludes the impact of the (increase) decrease in fair value of derivatives, net of related tax impact, from the reported GAAP net income. Due to the volatility in net income resulting from the mark-to-market treatment of the derivatives, the Company believes non-GAAP net income provides an important measure of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended
	March 31,
	2007	2006

	(in thousands)

Net income - as reported	$5,162	$21,806

(Increase) decrease in fair value of derivatives, net of tax	4,601	(4,657)

Net income - non-GAAP	$9,763	$17,149

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted earnings per share ("EPS"):

	Three months ended
	March 31,
	2007	2006

EPS, diluted - as reported	$0.21	$0.84

EPS impact of (increase) decrease in fair value of
derivatives, net of tax	0.19	(0.18)

EPS, diluted - non-GAAP	$0.40	$0.66